   As filed with the Securities and Exchange Commission on October 10, 1997

                                                        Registration No. 333-
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                              ------------------

                                   FORM S-8

                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                              ------------------

                            STERLING SOFTWARE, INC.
            (Exact name of registrant as specified in its charter)

                        300 CRESCENT COURT, SUITE 1200
                             DALLAS, TEXAS  75201
                                (214) 981-1000
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

             DELAWARE                         75-2623341
      (State of incorporation)            (I.R.S. Employer
                                        Identification Number)

              STERLING SOFTWARE, INC. DEFERRED COMPENSATION PLAN
                           (Full title of the plan)

                          DON J. MCDERMETT, JR., ESQ.
                   SENIOR VICE PRESIDENT AND GENERAL COUNSEL
                            STERLING SOFTWARE, INC.
                        300 CRESCENT COURT, SUITE 1200
                             DALLAS, TEXAS  75201
                                (214) 981-1000
           (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)

                                WITH A COPY TO:

                            JAMES E. O'BANNON, ESQ.
                          JONES, DAY, REAVIS & POGUE
                           2300 TRAMMELL CROW CENTER
                               2001 ROSS AVENUE
                             DALLAS, TEXAS  75201
                                (214) 220-3939

                              ------------------

                      CALCULATION  OF  REGISTRATION  FEE

=================================================================================================
                                                         Proposed      Proposed
                                                          Maximum       Maximum
Title of                                     Amount      Offering      Aggregate      Amount of
Securities to                                to be       Price per     Offering     Registration
be Registered                              Registered   Obligation     Price (1)         Fee
-------------------------------------------------------------------------------------------------
Deferred Compensation Obligations (2)....  $25,000,000         100%   $25,000,000          $7,576
=================================================================================================

(1) Estimated solely for the purpose of determining the registration fee.

(2) The Deferred Compensation Obligations are unsecured obligations of Sterling Software, Inc. to pay deferred compensation in the future in accordance with the terms of the Sterling Software, Inc. Deferred Compensation Plan.

================================================================================

                                    PART I

     The information called for by Part I of this Registration Statement on Form S-8 (the "Registration Statement") is included in the description of the Sterling Software, Inc. Deferred Compensation Plan (the "Plan") to be delivered to persons eligible to participate in the Plan. Pursuant to the Note to Part I of Form S-8, this information is not being filed with or included in this Registration Statement.

                                    PART II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.   INCORPORATION OF DOCUMENTS BY REFERENCE

     Sterling Software, Inc. (the "Company") hereby incorporates by reference into this Registration Statement (i) the Company's Annual Report on Form 10-K for the period ended September 30, 1996, (ii) the Company's Quarterly Reports on Form 10-Q for the three-month periods ended December 31, 1996, March 31, 1997 and June 30, 1997, and (iii) the Company's Current Reports on Form 8-K dated September 30, 1996, October 15, 1996, December 18, 1996, April 21, 1997 and June 30, 1997, as amended.

     All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the termination of the offering made hereby, shall be deemed to be incorporated by reference in this Registration Statement and to be a part of this Registration Statement from the date of the filing of such reports.

     Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.   DESCRIPTION OF SECURITIES

     Under the Plan, the Company will provide directors, eligible employees and certain consultants (each, an "eligible person") the opportunity to defer a specified percentage of their cash compensation. The obligations of the Company under the Plan (the "Deferred Compensation Obligations") will be unsecured general obligations of the Company to pay the deferred compensation and any earnings thereon in the future in accordance with the terms of the Plan, and will rank pari passu with other unsecured and unsubordinated indebtedness of the Company from time to time outstanding. The following description of the Plan is qualified in its entirety by reference to the Plan, a copy of which is filed as an exhibit to this Registration Statement.

     The amount of compensation to be deferred by each eligible person who elects to participate in the Plan (a "participant") will be determined in accordance with the Plan based on elections by the participant. Each Deferred Compensation Obligation will be payable in accordance with the terms of the Plan. Under the Plan, the Company will deposit the amount of each participant's deferred compensation in a trust that qualifies as a grantor trust under the Internal Revenue Code of 1986, as amended (the "Code"). The Administrative Committee appointed by the Board to administer the Plan (the "Committee") will direct the trustee to invest an amount equal to each participant's deferred compensation, as elected by the participant, in one or more investment funds selected by the Committee. Each participant's account will be credited with compensation that the participant elects to defer, and any gains (or losses) deemed to be incurred thereon. All payments to participants in respect of their Deferred Compensation Obligations will be subject to withholding for applicable taxes.

     A participant's right or the right of any other person to the Deferred Compensation Obligations cannot be alienated, anticipated, commuted, pledged, encumbered or assigned. The Deferred Compensation Obligations are not subject to the debts, contracts, liabilities, engagements or torts of any person entitled to receive benefits under the Plan.

     The Committee may amend, modify, suspend or terminate the Plan at any time; provided however, that no Plan amendment, modification, suspension or termination may (i) retroactively deprive any participant of any benefit vested under the Plan, (ii) materially and adversely affect the interests of participants without prior consent of at least 75% of the participants, (iii) cause any participant's account to be distributed earlier than the time contemplated by the Plan and the participant's elections without the prior consent of the participant, or (iv) for a period of two years following a Change in Control (as defined in the Plan), be effected without the prior consent of at least 75% of the participants. Notwithstanding the foregoing, the Company may unilaterally (i) amend, modify or suspend the Plan in the event that the Company determines that such action is required in order to comply with the Code and
(ii) amend the Plan at any time to cause the cessation of deferrals of compensation or to change the manner or terms of future deferrals by the participants in any future year; provided however, that no such amendment may be effected for a period of two years following a Change in Control.

ITEM 5.   INTERESTS OF NAMED EXPERTS AND COUNSEL

     The validity of the Deferred Compensation Obligations registered hereby will be passed upon for the Company by Jones, Day, Reavis & Pogue, Dallas, Texas. Michael C. French, a consultant to Jones, Day, Reavis & Pogue, is a director and an employee of the Company.


ITEM 6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Company's Certificate of Incorporation provides that the personal liability of directors of the Company to the Company is eliminated to the maximum extent permitted by Delaware law. The Company's Certificate of Incorporation and Bylaws provide for the indemnification of the directors, officers, employees and agents of the Company and its subsidiaries to the fullest extent that may be permitted by Delaware law from time to time, and the Bylaws provide for various procedures relating thereto. Certain provisions of the Company's Certificate of Incorporation protect the Company's directors against personal liability for monetary damages resulting from breaches of their fiduciary duty of care, except as set forth below. Under Delaware law, absent these provisions, directors could be held liable for gross negligence in the performance of their duty of care, but not for simple negligence. The Company's Certificate of Incorporation absolves directors of liability for negligence in the performance of their duties, including gross negligence. However, the Company's directors remain liable for breaches of their duty of loyalty to the Company and its stockholders, as well as for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law and transactions from which a director derives improper personal benefit. The Company's Certificate of Incorporation also does not absolve directors of liability under Section 174 of the Delaware General Corporation Law, which makes directors personally liable for unlawful dividends or unlawful stock repurchases or redemptions in certain circumstances and expressly sets forth a negligence standard with respect to such liability.

     Under Delaware law, directors, officers, employees and other individuals may be indemnified against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation -- a "derivative action") if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of care is applicable in the case of a derivative action, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with defense or settlement of such an action and Delaware law requires court approval before there can be any indemnification of expenses where the person seeking indemnification has been found liable to the Company.

     As authorized by the Company's Certificate of Incorporation, the Company has entered into indemnification agreements with each of its directors and officers. These indemnification agreements provide for, among other things, (i) the indemnification by the Company of the indemnitees thereunder to the extent described above, (ii) the advancement of attorneys' fees and other expenses, and
(iii) the establishment, upon approval by the Board, of trusts or other funding mechanisms to fund the Company's indemnification obligations thereunder.

ITEM 7.   EXEMPTION FROM REGISTRATION CLAIMED

          Not applicable.

ITEM 8.   EXHIBITS

     4.1  Sterling Software, Inc. Deferred Compensation Plan.

     5.1  Opinion of Jones, Day, Reavis & Pogue.

     23.1 Consent of Jones, Day, Reavis & Pogue (included in Exhibit 5.1).

     23.2 Consent of Ernst & Young LLP.

     24.1 Powers of Attorney.

ITEM 9.   UNDERTAKINGS

     A.  The Registrant hereby undertakes:

         (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

             (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

     provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

          (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

         (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     B. The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on October 10, 1997.

                                 STERLING SOFTWARE, INC.


                                 By:     /s/ STERLING L. WILLIAMS
                                    ---------------------------------------
                                             Sterling L. Williams
                                     Chief Executive Officer and President

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on October 10, 1997.

        Signatures                                Title
        ----------                                -----

/s/ Sterling L. Williams       Chief Executive Officer and President; Director
--------------------------               (Principal Executive Officer)
Sterling L. Williams

R. Logan Wray*               Senior Vice President and Chief Financial Officer
--------------------------        (Principal Financial and Accounting Officer)
R. Logan Wray

Sam Wyly*                               Chairman of the Board; Director
--------------------------
Sam Wyly

Charles J. Wyly, Jr.*                           Director
--------------------------
Charles J. Wyly, Jr.

Evan A. Wyly*                                   Director
--------------------------
Evan A. Wyly

Phillip A. Moore*                               Director
--------------------------
Phillip A. Moore

Michael C. French*                              Director
--------------------------
Michael C. French

Donald R. Miller*                               Director
--------------------------
Donald R. Miller

Robert J. Donachie*                             Director
--------------------------
Robert J. Donachie

Alan W. Steelman*                               Director
--------------------------
Alan W. Steelman

*The undersigned, by signing his name hereto, does sign and execute this Registration Statement pursuant to the Powers of Attorney executed on behalf of the above-named officers and directors and filed herewith.


                                             /s/ DON J. McDERMETT, JR.
                                             ------------------------------
                                                 Don J. McDermett, Jr.
                                                   Attorney-in-Fact

                               INDEX TO EXHIBITS


Exhibit No.                   Description
-----------                   -----------

   4.1         Sterling Software, Inc. Deferred Compensation Plan.

   5.1         Opinion of Jones, Day, Reavis & Pogue.

  23.1         Consent of Jones, Day, Reavis & Pogue (included in Exhibit 5.1).

  23.2         Consent of Ernst & Young LLP.

  24.1         Powers of Attorney.